SUB-ITEM 77C

Approval by shareholders of INVESCO Pacific Basin Fund and INVESCO Latin American Growth Fund, two series of INVESCO International Funds, Inc., of the liquidation and termination of INVESCO Latin American Growth Basin Fund and INVESCO Pacific Basin Fund.


INVESCO Latin American Growth Fund

For           Against          Abstain          Broker-Non Vote       Total
827,839       143,556          77,200                                 1,048,595


INVESCO Pacific Basin Fund

For           Against          Abstain          Broker-Non Vote       Total
3,084,399     589,082          155,267                                3,828,748